FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares First Quarter Dividend

HAMPTON, Va., February 16, 2018 (PRNewswire) - Old Point Financial Corporation has declared a quarterly cash dividend of $0.11 per share on its common capital stock to be paid on March 30, 2018 to shareholders of record as of February 28, 2018. Based on the stock's closing price of $25.77 on February 15, 2018, the dividend yield is approximately 1.7%. The dividend is consistent with the prior quarter's dividend.

ABOUT OLD POINT FINANCIAL CORPORATION
Old Point Financial Corporation (NASDAQ: OPOF) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank based in Hampton, Virginia serving all of Hampton Roads; and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Additional information on the Company is available at www.OldPoint.com under "Investor Relations".

Contact:  Erin Black, Marketing Director, 757.251.2792